Exhibit 21.1 Subsidiaries Of NetFabric Holdings, Inc.

Name Jurisdiction of Incorporation

NetFabric Corporation Delaware, UCA Services, Inc. New Jersey, Intrusion Detection Technologies, Inc. Florida, NetFabric Technologies India PVT Limited. India